UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2010

GOLUB CAPITAL BDC, INC.
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	333-163279	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

      150 SOUTH WACKER DRIVE, SUITE 800, CHICAGO, IL                60606
(Address of Principal Executive Offices)                                          (Zip Code)

Registrant’s telephone number, including area code: (312) 205-5050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2010, Sean K. Coleman resigned from his position as Chief Financial Officer of Golub Capital BDC, Inc. (the “Company”).   Mr. Coleman will continue as a Managing Director of GC Advisors, LLC (“GC Advisors”), the investment advisor, focusing on origination and underwriting of new investments.  Mr. Coleman’s resignation from his position as Chief Financial Officer was not due to any dispute or disagreement with the Company or its Board or management.

On December 8, 2010, the Company announced the promotion of Ross A. Teune, age 42, as Chief Financial Officer.  Mr. Teune joined an affiliate of GC Advisors in November 2007 and, prior to being elected our Chief Financial Officer, served as Senior Vice President of Finance for an affiliate of GC Advisors where he had responsibility for the financial reporting for its private managed debt funds.  Mr. Teune briefly served as Director of Strategic Planning at Merrill Lynch Capital from April 2006 to November 2007. Prior thereto, Mr. Teune was Vice President of Finance at Antares Capital Corporation from July 2002 to April 2006, where he was responsible for overseeing operations and financial reporting.  Mr. Teune also served as the primary liaison to the tax, treasury, external reporting and market risk departments of Massachusetts Life Insurance Company, Antares Capital's parent company.  Mr. Teune also worked at Heller Financial Corporation and KPMG LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date: December 13, 2010	By:	/s/ Ross A. Teune
	Name:	Ross A. Teune
	Title:	Chief Financial Officer